Exhibit 21.1



                         Subsidiaries of Remedent, Inc.


Remedent Professional Holdings, Inc., a California corporation
Remedent Professional, Inc., a California corporation
Remedent N.V., a Belgium corporation
Remedent Asia Pte Ltd, a Singapore company